    Exhibit 99.1

RumbleOn Reports Third Quarter 2018 Financial Results
Strong Growth Trajectory Continues with Record Revenue and Unit Sales

Transformative Acquisition of Wholesale Inc. and Wholesale Express Radically Expands the Company’s Scale and Market Opportunity

CHARLOTTE, N.C., November 8, 2018 -- RumbleOn, Inc. (NASDAQ:RMBL), the only 100-percent-online pre-owned vehicle marketplace, announced financial results for its third quarter ended September 30, 2018. RumbleOn posted record revenue of $19.3 million and unit sales of 2,875 for the third quarter, bringing year to date total revenue and total unit sales to $41.2 million and 5,766, respectively.

“We are excited to report another quarter of tremendous growth across the business. We have driven extremely rapid growth in the core RumbleOn business over the past year. While, at the same time making technology and product investments to build a supply chain solution that now spans all pre-owned vehicle segments, which we believe will position RumbleOn for growth and profitability in the long-term. We believe our success demonstrates the strength of our technology platform, the efficiency of the business model and the appeal of our offering to both consumers and dealers. We believe these efforts will combine to create tremendous shareholder value over time,” commented Marshall Chesrown, Founder, Chairman and CEO.

“We announced the transformative acquisitions of Wholesale Inc. and Wholesale Express during the fourth quarter. The acquisitions accelerate our plan to expand into adjacent markets, giving us immediate access to the huge automobile marketplace with meaningful size and scale, and without the significant start-up costs typically associated with new market entries. We are even more excited now that we have ‘gotten under the hood’ of the companies and begun integrating the businesses. We look forward to updating you on our progress in the coming quarters as we overlay our powerful technology and online presence across Wholesale.”

Summary Financial Results
All third quarter comparisons are over the second quarter of 2018, unless otherwise noted.

Total vehicle unit sales increased to 2,875, up from 2,013 representing a 43% increase; year to date, unit sales reached 5,766, up 17x from the same period in 2017.

Total revenue was $19.3 million, up from $13.9 million representing a 38% increase for the third quarter. Year to date, total revenue reached $41.2 million, as compared to $3.9 million in for the same period in 2017. The increase in revenue and vehicles sold was driven by the continued expansion of the business, highlighted by traffic growth to the RumbleOn website, a significant increase in requests for cash offers by consumers and dealers, expanded levels of availability and selection of inventory for sale, an enhanced and aggressive digital and social media advertising campaign, increased awareness of the RumbleOn brand, customer referrals and the launch of the Dealer Direct online acquisition platform.

Total gross profit was $2.0 million up from $1.3 million, representing a 59% increase. Year to date, total gross profit was $3.8 million up from $0.2 million as compared to the same period last year.

Gross margin per unit was 12.0%, up from 11.2% in the second quarter, an 80-basis point improvement. RumbleOn made the decision to terminate any cash offer that did not produce $1,000 of margin in August. This resulted in higher-quality inventory, but less inventory. Cash offers provide a compelling vehicle acquisition tool and the Company will continue to tune the cash offer algorithm with an eye on balancing margin optimization and unit sales volume. Year to date, gross margin per unit was 11.1%, up from 6.3% as compared to the same period last year.

Sales, General and Administrative Expenses were $8.4 million in the third quarter, up from $5.5 million. The increase was primarily driven by advertising and marketing expenses as well as a lesser increase in general and administrative and compensation expenses and a modest uptick in professional fees primarily attributable to expenses incurred in connection with the public offering of Class B shares and acquisition activities during the third quarter.

Advertising and marketing expense increased to $4.1 million, up from $2.2 million. The spend was allocated across digital, social and search marketing campaigns as the Company develops its omnichannel marketing strategy targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale addressable markets. Paid advertising efforts also include display advertisements, IP, email and profile retargeting, organic search and content, video marketing, automation and aggressive event marketing.

Technology development expenses were $0.2 million in the quarter, flat with the second quarter, as the Company focuses on platform development for new and existing products and services, technology infrastructure expenses, and a significant increase in headcount and third-party contractors to meet an increase level of technology development projects and initiatives.

General and Administrative expense was $1.9 million, up from $1.3 million. The increase is a result of the cost and expenses associated with the continued progress made and growth experienced in the development of the business, expansion of our Dallas operations center and meeting the requirements of being a public company.

Compensation and related costs were $1.9 million in the third quarter, up from $1.5 million, driven by increased headcount to support the Company’s rapid growth

Professional fees for the three-month period were $0.2 million, up approximately $10,000 from the second quarter. Fees and expenses were incurred for the public offering of Class B shares and acquisition activities during the quarter. Without those charges, professional fees would have been down from the second quarter.

Operating Loss expanded to $(6.7) million in the third quarter, up from $(4.5) million. The expansion was primarily due to an acceleration in advertising and marketing efforts during the quarter.

Net loss was $(7.0) million, or (36.4)% of total revenue, compared to a net loss of $(4.7) million or (34.0)% of total revenue. Year to date, net loss was $(15.4) million or (37.2)% of total revenue, compared to a net loss of $(5.1) million or (132.9)% of total revenue as compared to the same period last year.

Net loss per share was $(0.47) based on 14,920,693 basic and fully diluted Class B shares. Diluted net loss per share for the three-month period ended September 30, 2018 did not include 1,278,000 of RSUs and 300,068 of warrants to purchase shares of Class B Common Stock as their inclusion would be antidilutive. That compares to net loss per share of $(0.36) based on 13,006,893 basic and fully diluted Class B shares in the second quarter of 2018.

Cash and cash equivalents totaled $12.8 million as of September 30, 2018, compared to $5.5 million at the end of the second quarter. Subsequent to the third quarter, RumbleOn announced the closing of a $21.6 million private placement of Class B common shares and expanded its existing credit facility by $5.0 million. RumbleOn used the proceeds from the private placement and the $5.0 million expansion of its credit facility to fund the acquisitions of Wholesale Inc. and Wholesale Express LLC on October 30, 2018 and will use the remaining balance for working capital.

Key Operating Metrics
Significant growth in key operating metrics signal key growth drivers, including increasing brand awareness, maximizing the opportunity to source the purchase of low cost pre-owned vehicles from consumers and dealers while enhancing the selection of vehicles available to customers.

	Three-Months Ended September 30,		Nine- Months Ended September 30,
	2018	2017	2018	2017
Vehicles sold(1)	2,875	313	5,766	323
Vehicle inventory available on website	932	588	932	588
Average days to sale	32	39	32	38
Average total vehicle selling price	$6,788	$11,667	$7,274	$11,560
Total average per vehicle:
Gross Sales Profit	$1,076	$1,121	$1,074	$1,098
Gross Sales Margin	15.9%	9.6%	14.8%	9.5%
Gross Profit	$815	$760	$804	$730
Gross Margin	12.0%	6.5%	11.1%	6.3%

(1)
Includes 73 and 139 vehicles that were deemed commercially unfit and were sold as salvage during the three and nine-months periods ended September 30, 2018, respectively.

Average Selling Price was $6,788 down from $7,113 in Q2 2018 and 11,667 in the same period last year. The decline was primarily due to a shift in inventory mix from Harley-Davidson motorcycles to lower priced other makes of powersports vehicles which is a better representation of the overall powersport market. During the quarter, 59% of the pre-owned vehicles sold to consumers and dealers were Harley-Davidson which were sold at an average total selling price of $8,517 as compared to an average total selling price of $4,284 for non-Harley Davidson sales. The average selling price of pre-owned vehicles sold will also fluctuate from period to period based on changes in the sales mix to consumers and dealers in any given period. 88.3% of the preowned vehicles sold during the quarter were sold to dealers.

Cash offers of more than 51,000 in Q3’18, up from 29,000 in Q2’18. During the third quarter, we reduced the cash offer made to consumers by 10%, in response to the seasonality of pricing in the overall resale market during the quarter. The decision to terminate low value acquisitions was made to improve inventory quality and margin expansion. Year to date cash offers reached 92,000 as of September 30, 2018, bringing total cash offers since the program’s inception in June 2017 to 100,000.

 Acquisition of Wholesale Inc. and Wholesale Express LLC
The addition of Wholesale immediately places RumbleOn as a significant player in the distribution of pre-owned cars and trucks and creates multiple synergies with its core business. This transformative transaction is cash flow positive and provides multiple opportunities to leverage RumbleOn’s technology suite and marketing spend across the segments. RumbleOn is led by a deep bench of industry experts whose knowledge and experience in the automotive industry are unparalleled.

The complementary assets combine to create a compelling value proposition and provide a clear pathway for growth and profitability. RumbleOn has a powerful technology platform and disruptive strategy that creates compelling unit economics with a massive market opportunity. Tremendous revenue growth and continued margin expansion are evidence of the efficacy of the agnostic supply and distribution strategy and scalability of its capital-light model. Layering RumbleOn’s technology-powered buying and selling experience onto Wholesale expands the powerful supply chain solution built around inventory acquisition across all pre-owned vehicle segments and unlocks new growth and profitability channels.

Looking ahead to 2019, RumbleOn is tapping an even larger market through its acquisition of Wholesale. Integration is underway, and RumbleOn expects to benefit from the combination of its technology with the legacy Wholesale business and expects to see acceleration from the addition of the used car and truck markets.

Upcoming Investor Marketing Activities
Senior management is presenting and hosting investor meetings at the Southwest IDEAS Investor Conference in Dallas on Tuesday, Nov. 14, 2018 at 3:50 p.m. CT, and is hosting individual and small group meetings at the Craig-Hallum Alpha Select Conference in New York City, NY on Thursday, Nov. 15, 2018. Please check the Events & Presentations page on the investor relations website for additional investor conferences to be announced in the coming months.

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About RumbleOn
RumbleOn operates a capital-light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. Serving both consumers and dealers, through its 100 percent online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
investors@rumbleon.com

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of September 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash	$11,831,602	$9,170,652
Restricted cash	350,000	-
Accounts receivable, net	193,135	577,107
Inventory	5,626,186	2,834,666
Prepaid expense	132,433	308,880
Total current assets	18,133,356	12,891,305

Property and equipment, net	4,145,437	3,360,832
Goodwill	1,850,000	1,850,000
Other assets	103,235	50,693
Total assets	$24,232,028	$18,152,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$1,839,210	$1,179,216
Accrued interest payable	93,324	33,954
Current portion of long-term debt	4,349,746	1,081,593
Total current liabilities	6,282,280	2,294,763

Long-term liabilities:
Notes payable	4,653,708	1,459,410
Accrued interest payable - related party	-	32,665
Total long-term liabilities	4,653,708	1,492,075

Total liabilities	10,935,988	3,786,838

Commitments and contingencies (Notes 4, 5, 12)

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2018 and December 31, 2017	-	-
Common A stock, $0.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding as of September 30, 2018 and December 31, 2017	1,000	1,000
Common B stock, $0.001 par value, 99,000,000 shares authorized, 14,406,291 and 11,928,541 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	14,406	11,929
Additional paid in capital	37,656,377	23,372,360
Accumulated deficit	(24,375,743)	(9,019,297)
Total stockholders’ equity	13,296,040	14,365,992

Total liabilities and stockholders’ equity	$24,232,028	$18,152,830

See Notes to the Condensed Consolidated Financial Statements.

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three-months Ended September 30,		Nine-months Ended September 30,
	2018	2017	2018	2017
Revenue:
Pre-owned vehicle sales	$18,975,968	$3,544,372	$40,821,764	$3,626,312
Other sales and revenue	279,054	161,770	427,997	235,241
Total Revenue	19,255,022	3,706,142	41,249,761	3,861,553

Cost of revenue	17,248,588	3,478,124	37,419,594	3,627,455

Gross profit	2,006,434	228,018	3,830,167	234,098

Selling, general and administrative	8,431,561	2,326,043	17,857,561	4,690,216

Depreciation and amortization	247,669	129,277	671,264	302,697

Operating loss	(6,672,796)	(2,227,302)	(14,698,658)	(4,758,815)

Interest expense	333,448	90,201	657,788	373,808

Net loss before provision for income taxes	(7,006,244)	(2,317,503)	(15,356,446)	(5,132,623)

Benefit for income taxes	-	-	-	-

Net loss	$(7,006,244)	$(2,317,503)	$(15,356,446)	$(5,132,623)

Weighted average number of common shares outstanding - basic and fully diluted	14,920,693	10,018,541	13,626,006	9,105,429

Net loss per share - basic and fully diluted	$(0.47)	$(0.23)	$(1.13)	$(0.56)

See Notes to the Condensed Consolidated Financial Statements.

RumbleOn, Inc.
Condensed Consolidated Statement of Stockholders’ Equity
For the Nine-Months Ended September 30, 2018
(unaudited)

	Preferred Shares		Class A Common Shares		Class B Common Shares		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2017	-	-	1,000,000	$1,000	11,928,541	$11,929	$23,372,360	$(9,019,297)	$14,365,992
Issuance of common stock	-	-	-	-	2,328,750	2,328	13,013,497	-	13,015,825
Issuance of common stock for restricted stock units exercise	-	-	-	-	149,000	149	(149)	-	-
Stock-based compensation	-	-	-	-	-	-	1,093,784	-	1,093,784
Issuance of warrants in connection with loan agreement	-	-	-	-	-	-	176,885	-	176,885
Net loss	-	-	-	-	-	-	-	(15,356,446)	(15,356,446)
Balance, September 30, 2018	-	-	1,000,000	$1,000	14,406,291	$14,406	$37,656,377	$(24,375,743)	$13,296,040

See Notes to the Condensed Consolidated Financial Statements.

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine-months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,356,446)	$(5,132,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	671,264	302,697
Amortization of debt discount	149,906	91,877
Amortization of debt issuance costs	146,607	-
Interest expense on conversion of debt	-	196,076
Share based compensation expense	1,093,784	287,550

Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	176,447	(121,846)
Increase in inventory	(2,791,520)	(1,244,658)
Decrease (increase) in accounts receivable	383,972	(320,575)
Increase in other current assets	-	(174,419)
Increase in other assets	(52,542)	-
Increase in accounts payable and accrued liabilities	659,993	1,683,442
Increase in accrued interest payable	26,704	43,351

Net cash used in operating activities	(14,891,831)	(4,389,128)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash used for acquisitions	-	(750,000)
Technology development	(1,396,662)	(435,097)
Purchase of property and equipment	(59,206)	(600,175)
Net cash used in investing activities	(1,455,868)	(1,785,272)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	7,424,417	2,167,000
Repayments of line of credit-floor plan	(1,081,593)	-
Proceeds from sale of common stock	13,015,825	3,313,040
Net cash provided by financing activities	19,358,649	5,480,040

NET CHANGE IN CASH	3,010,950	(694,360)

CASH AT BEGINNING OF PERIOD	9,170,652	1,350,580

CASH AND RESTRICTED CASH AT END OF PERIOD	$12,181,602	$656,220

See Notes to the Condensed Consolidated Financial Statements.